UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) January 26, 2005

Pennsylvania Real Estate Investment Trust

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	1-6300	23-6216339

(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation or Organization)	File Number)	Identification No.)

The Bellevue, 200 S. Broad Street, Philadelphia, Pennsylvania	19102

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 875-0700

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement

     On January 26, 2005, a subsidiary of Pennsylvania Real Estate Investment Trust (the “Company”) entered into an Amendment (the “Amendment”) to its Real Estate Management and Leasing Agreement (the “Management Agreement”) with Bellevue Associates (the “Owner”). The Management Agreement covers the retail and office portions of the building known as The Bellevue, which is located at 200 South Broad Street, Philadelphia, Pennsylvania (the “Premises”). Ronald Rubin, a trustee and the chairman and chief executive officer of the Company, and George F. Rubin, a trustee and a vice chairman of the Company, currently control approximately 50% of the interests in the Owner. A special committee consisting of all non-employee members of the Company’s board of trustees (the “Special Committee”) approved the Amendment. The Amendment increases the management fee payable to the Company under the Management Agreement from two percent to three percent of gross cash income and receipts received by the Owner from the operation of the Premises. The Amendment also extends the term of the Management Agreement to December 31, 2016, and, for clarification, formalizes that the leasing commission for each lease renewal is two percent of the total rent payable over the renewal term. In connection with a recent refinancing of the Premises, the Owner sought to obtain a 25% reduction in the refinancing fee provided for under the terms of the Management Agreement. The Owner has advised the Company that the benefit of this fee reduction accrues solely to the partners of Bellevue Associates that are not affiliated with the Company. Concurrent with its approval of the Amendment, the Special Committee considered this request and determined to accept this reduction in the refinancing fee. After this reduction, the Company expects to receive a fee of approximately $0.46 million from the Owner in connection with the refinancing.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

Date: January 27, 2005	By:	/s/ Jonathan B. Weller

Jonathan B. Weller
Vice Chairman